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                                                                    EXHIBIT 99.9


                       AMENDMENT AND EXTENSION AGREEMENT
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          AGREEMENT made as of April 27, 1995, between GROW GROUP, INC., a New
York corporation (the "Company"), and Russell Banks ("Mr. Banks").

          Mr. Banks is employed by the Company as its President and Chief Executive Officer pursuant to an employment agreement first executed effective October 31, 1992, which agreement, as extended, currently expires October 31, 1996 (such agreement, as so extended, being hereinafter referred to as the "Current Agreement").

          The parties desire to memorialize such extension of the Current Agreement and to amend the Current Agreement in certain respects. Capitalized terms used herein shall, unless otherwise defined herein, have the meanings ascribed to such terms in the Current Agreement.

                            NOW, THEREFORE, in consideration of the foregoing,
the parties hereby agree as follows:


1.  Employment Period.  The Employment Period is extended to October 31, 1996.
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Each reference in the Current Agreement to "October 31, 1995" shall be deemed a reference to October 31, 1996.

2.  Insurance.  Section 6 of the Current Agreement shall be restated in its
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entirety to read as follows:

     The Company shall provide Mr. Banks with a death benefit equal to Mr. Banks' annual Fixed Compensation. Such death benefit shall be paid to the person or persons designated by Mr. Banks, or, in absence of any such designation, to Mr. Banks' spouse. The death benefit described herein shall be considered "life insurance coverage" referred to in Section 9.03(c)(ii).

3.  Termination for Good Reason.  Notwithstanding anything in the Current
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Agreement to the contrary, Mr. Banks may voluntarily terminate his employment during the period commencing on the day after the occurrence of a Change in Control and terminating six months after such Change in Control, upon a determination by him that, as a result of the Change in Control, he is unable to discharge his duties effectively. Such termination shall for all purposes of the Current Agreement be treated as termination of employment pursuant to
Section 9.02(a)(iv) of the Current Agreement. The Termination Date in such circumstances shall be the date Mr. Banks gives the Notice of Termination hereunder.
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4.  Clarification and Amendment of Termination Compensation.  Section
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9.03(c)(i)(A) of the Current Agreement shall be restated to read as follows:

    (A) an amount equal to three times the sum of (a) the Fixed Compensation in effect at the time his employment is terminated and (b) the higher of the average annual Additional Compensation paid to Mr. Banks in the three years preceding that in which the Termination Date occurs or the average annual Additional Compensation paid in the three years preceding that in which the Change in Control occurs; and a pro rata portion of Additional Compensation for the fiscal year in which the termination of employment occurs, computed as provided in subsection 9.03(b) above, and

5.  Clarification of Certain Calculations of Additional Compensation. The
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portion of the Termination Compensation described in Section 9.03(c)(i)(B) of the Current Agreement which refers to "compensation under Section 4 of this Employment Agreement" is calculated by reference to the higher of the average annual Additional Compensation paid to Mr. Banks in the three years preceding that in which the Termination Date occurs or the average annual Additional Compensation paid in the three years preceding that in which the Change in Control occurs. The provision of Section 5(a) which refers to the "Additional Compensation for the full fiscal year during which such termination occurs" shall be calculated by reference to the average annual Additional Compensation paid to Mr. Banks in the three years preceding that in which the Termination Date occurs.

6.  Status of Current Agreement.  Except as specifically amended hereby, the
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terms and conditions of the Current Agreement shall remain in full force and effect.


         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written.


                                            GROW GROUP, INC.


                                            By  /s/ Grow Group, Inc.
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                                                /s/ Russell Banks
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                                               Russell Banks

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